Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FOURTH QUARTER AND FULL YEAR 2019 RESULTS

MIDLAND, Texas, February 27, 2020/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its fourth quarter and full year ended December 31, 2019.

For the fourth quarter ended December 31, 2019, the Company reported revenues of $33,557,000, an increase of approximately 21% compared to $27,670,000 for the quarter ended December 31, 2018. For the fourth quarter of 2019, the Company narrowed its net loss to $5,828,000 or $0.25 loss per share of common stock from a net loss of $11,816,000 or $0.51 loss per share of common stock for the quarter ended December 31, 2018. The Company reported negative EBITDA of $788,000 for the quarter ended December 31, 2019 compared to negative EBITDA of $5,442,000 for the quarter ended December 31, 2018.

For the year ended December 31, 2019, the Company reported revenues of $145,773,000, a decrease of approximately five percent compared to $154,156,000 for the year ended December 31, 2018. For the full year 2019, the Company narrowed its net loss to $15,213,000 or $0.66 loss per share of common stock from a net loss of $24,407,000 or $1.07 loss per share of common stock for the year ended December 31, 2018. The Company reported EBITDA of $6,261,000, an increase of approximately 31% for the year ended December 31, 2019 compared to $4,762,000 for the year ended December 31, 2018.

During the early part of the fourth quarter of 2019, the Company operated a peak of four crews in the United States (“U.S.”), primarily in the Permian Basin region, including three large channel count crews. Crew activity in Canada was minimal during the fourth quarter of 2019. The fourth quarter and early part of the first quarter in the U.S. historically has been challenging due to shorter work days and the holiday season. The winter season in Canada concludes at the end of the first quarter of 2020. Upon completion of the Canadian season, equipment will redeploy to the lower 48 in the second quarter of 2020. As in recent quarters, the majority of the Company’s projects are on behalf of multi-client data companies in the U.S., with some activity directly for exploration and production companies.

Stephen C. Jumper, President and Chief Executive Officer, said, “Fourth quarter and year-end results for 2019 improved compared to 2018. While the Company reported a decrease in revenues for the year ended December 31, 2019, our net loss was substantially reduced, and EBITDA increased by more than 31% compared to the year ended December 31, 2018. Gross margins for the year ended 2019 improved by approximately 2% as a result of improved crew efficiencies, increased utilization of recording channels and energy sources, as well as continuing success with our cost control initiatives.”

Jumper continued, “While fourth quarter 2019 results were below those of the Company’s third quarter, our fourth quarter results showed significant improvement compared to the fourth quarter of 2018. Management believes that the Company’s ability to successfully field large scale deployments is a contributing factor to Dawson Geophysical’s success as the industry continues to transition toward a channel and energy source business model and away from the traditional crew count model. Despite this improvement, the Company’s fourth quarter 2019 results were negatively impacted by the completion of several large projects early in the quarter, client delays that have moved the start of new projects into the first quarter of 2020, and lower utilization of recording channels and energy source units. Utilization was suppressed into the early part of the first quarter of 2020.”

Capital expenditures for the fourth quarter were $748,000 and totaled $3,590,000 for the twelve months ended December 31, 2019, primarily for maintenance capital items. The Company’s Board of Directors has approved an initial capital budget of $5,000,000 for 2020. The Company’s balance sheet remains strong with $33,621,000 of cash, restricted cash and short term investments and $47,361,000 of working capital as of December 31, 2019. The Company has notes payable and finance leases of $4,158,000 as of December 31, 2019.

Jumper concluded, “The oil service markets remain challenging as the capital spending levels of exploration and production companies remain somewhat constrained and unpredictable. Utilization visibility into the second half of 2020 remains unclear. As of the middle part of the first quarter, the Company is near full utilization with three large crews operating in the U.S., primarily the Permian Basin region, and three crews operating in Canada. Based on currently available information, the Company anticipates the same level of activity through the end of the first quarter of 2020 with the three large crews in the U.S. operating well into the second quarter of 2020. While the seismic market remains challenging, conversations with our clients, primarily providers of multi-client data libraries, are positive for continued levels of recent activity through 2020.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its year-end and fourth quarter 2019 financial results on February 27, 2020 at 9:00 a.m. Central / 10:00 a.m. Eastern. Participants can access the call at 1-800-289-0438 (US/Canada) and 1-323-794-2423 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through March 27, 2020 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 4495508. The webcast will be recorded and available for replay on Dawson’s website at http://www.dawson3d.com until March 27, 2020.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance.  However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 6, 2019. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Operating revenues	$33,557	$27,670	$145,773	$154,156
Operating costs:
Operating expenses	30,814	28,544	123,024	132,937
General and administrative	3,779	4,226	17,169	16,287
Depreciation and amortization	5,182	6,762	21,826	29,959
	39,775	39,532	162,019	179,183

Loss from operations	(6,218)	(11,862)	(16,246)	(25,027)

Other income (expense):
Interest income	103	143	548	400
Interest expense	(54)	(164)	(435)	(408)
Other income (expense)	248	(342)	681	(170)
Loss before income tax	(5,921)	(12,225)	(15,452)	(25,205)

Income tax benefit	93	409	239	798

Net loss	(5,828)	(11,816)	(15,213)	(24,407)

Other comprehensive income (loss):
Net unrealized income (loss) on foreign exchange rate translation, net	112	(808)	392	(1,141)

Comprehensive loss	$(5,716)	$(12,624)	$(14,821)	$(25,548)

Basic loss per share of common stock	$(0.25)	$(0.51)	$(0.66)	$(1.07)

Diluted loss per share of common stock	$(0.25)	$(0.51)	$(0.66)	$(1.07)

Weighted average equivalent common shares outstanding	23,257,830	22,943,853	23,179,257	22,912,217

Weighted average equivalent common shares outstanding - assuming dilution	23,257,830	22,943,853	23,179,257	22,912,217

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,271	$28,729
Restricted cash	5,000	—
Short-term investments	2,350	10,583
Accounts receivable, net of allowance for doubtful accounts of $250 at December 31, 2019 and 2018	24,356	25,338
Current maturities of notes receivable	66	64
Prepaid expenses and other current assets	7,575	12,311
Total current assets	65,618	77,025

Property and equipment	284,647	293,948
Less accumulated depreciation	(231,098)	(222,407)
Property and equipment, net	53,549	71,541

Right-of-use assets	6,605	—
Notes receivable, net of current maturities	1,394	1,447
Intangibles, net	385	379
Long-term deferred tax assets, net	57	293

Total assets	$127,608	$150,685

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,952	$5,427
Accrued liabilities:
Payroll costs and other taxes	1,963	1,034
Other	3,599	3,643
Deferred revenue	3,481	10,501
Current maturities of notes payable and finance leases	4,062	6,683
Current maturities of opearating lease liabilities	1,200	—
Total current liabilities	18,257	27,288

Long-term liabilities:
Notes payable and finance leases, net of current maturities	96	6,097
Operating lease liabilities, net of current maturities	5,940	—
Deferred tax liabilities, net	—	134
Other accrued liabilities	150	150
Total long-term liabilities	6,186	6,381

Operating commitments and contingencies	—	—

Stockholders' equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 23,335,855 and 23,018,441 shares issued, and 23,287,410 and 22,969,996 shares outstanding at December 31, 2019 and 2018, respectively	233	230
Additional paid-in capital	154,235	153,268
Retained deficit	(49,731)	(34,518)
Treasury stock, at cost; 48,445 shares	—	—
Accumulated other comprehensive loss, net	(1,572)	(1,964)
Total stockholders' equity	103,165	117,016

Total liabilities and stockholders' equity	$127,608	$150,685

Reconciliation of EBITDA to Net Loss

	Three Months Ended December 31,		Twelve Months Ended December 31,
(amounts in thousands)	2019	2018	2019	2018
Net loss	$(5,828)	$(11,816)	$(15,213)	$(24,407)
Depreciation and amortization	5,182	6,762	21,826	29,959
Interest (income) expense, net	(49)	21	(113)	8
Income tax benefit	(93)	(409)	(239)	(798)
EBITDA	$(788)	$(5,442)	$6,261	$4,762

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Three Months Ended December 31,		Twelve Months Ended December 31,
(amounts in thousands)	2019	2018	2019	2018
Net cash provided by operating activities	$8,283	$99	$9,480	$12,871
Changes in working capital and other items	(8,518)	(5,338)	(812)	(6,741)
Non-cash adjustments to net loss	(553)	(203)	(2,407)	(1,368)
EBITDA	$(788)	$(5,442)	$6,261	$4,762